EXHIBIT 12

                  PHILIP MORRIS COMPANIES INC. AND SUBSIDIARIES
               Computation of Ratios of Earnings to Fixed Charges
                            (in millions of dollars)

                               -------------------


                                          Nine Months Ended   Three Months Ended
                                          September 30, 1997  September 30, 1997
                                          ------------------  ------------------

Earnings before income taxes and
  cumulative effect of accounting changes       $ 8,427             $ 2,363

Add (Deduct):

Equity in net earnings of less than 50%
  owned affiliates                                 (147)                (42)
Dividends from less than 50% owned
  affiliates                                        107                  25
Fixed charges                                     1,095                 353
Interest capitalized, net of amortization           (15)                (17)
                                                -------             -------

Earnings available for fixed charges            $ 9,467             $ 2,682
                                                =======             =======

Fixed charges:
Interest incurred:
  Consumer products                             $   936             $   300
  Financial services and real estate                 51                  17
                                                -------             -------

                                                    987                 317
Portion of rent expense deemed to represent
  interest factor                                   108                  36
                                                -------             -------
Fixed charges                                   $ 1,095             $   353
                                                =======             =======

Ratio of earnings to fixed charges                  8.6                 7.6
                                                =======             =======

                                                                      EXHIBIT 12

                  PHILIP MORRIS COMPANIES INC. AND SUBSIDIARIES
               Computation of Ratios of Earnings to Fixed Charges
                            (in millions of dollars)

                               -------------------

                                           Years Ended December 31,
                             ---------------------------------------------------
                               1996       1995       1994      1993      1992
                             --------   --------   --------  --------  --------

Earnings before income
  taxes and cumulative
  effect of accounting
  changes                    $ 10,683   $  9,347   $ 8,216   $ 6,196   $  8,608

Add (Deduct):
Equity in net earnings
  of less than 50%
  owned affiliates               (227)      (246)     (184)     (164)      (107)
Dividends from less
  than 50% owned
  affiliates                      160        202       165       151        125
Fixed charges                   1,421      1,495     1,537     1,716      1,736
Interest capitalized,
  net of amortization              13          2        (1)      (13)        (3)
                             --------   --------   -------   -------   --------
Earnings available for
  fixed charges              $ 12,050   $ 10,800   $ 9,733   $ 7,886   $ 10,359
                             ========   ========   =======   =======   ========
Fixed charges:
Interest incurred:
  Consumer products          $  1,197   $  1,281   $ 1,317   $ 1,502   $  1,525
  Financial services
  and real estate                  81         84        78        87         95
                             --------   --------   -------   -------   --------
                                1,278      1,365     1,395     1,589      1,620
Portion of rent expense
  deemed to represent
  interest factor                 143        130       142       127        116
                             --------   --------   -------   -------   --------
Fixed charges                $  1,421   $  1,495   $ 1,537   $ 1,716   $  1,736
                             ========   ========   =======   =======   ========
Ratio of earnings to
  fixed charges                   8.5        7.2       6.3       4.6        6.0
                             ========   ========   =======   =======   ========